Exhibit 1



                                 AMENDMENT
                            TO RIGHTS AGREEMENT

               Amendment, dated as of February 6, 2000 (the "Amendment"), between WARNER-LAMBERT COMPANY, a Delaware corporation (the "Company"), and FIRST CHICAGO TRUST COMPANY OF NEW YORK, a New York corporation, as rights agent (the "Rights Agent").

               WHEREAS, the Company and the Rights Agent entered into an Amended and Restated Rights Agreement, dated as of March 25, 1997, as amended by that certain Amendment dated as of November 3, 1999 (as amended, the "Rights Agreement");

               WHEREAS, the Company was a party to an Agreement and Plan of Merger, dated as of November 3, 1999, by and among the Company, American Home Products Corporation and a wholly-owned subsidiary of AHP (the "AHP Merger Agreement");

               WHEREAS, the AHP Merger Agreement has been terminated pursuant to its terms;

               WHEREAS, the Company desires to enter into an agreement providing for the merger of the Company with a wholly-owned subsidiary of Pfizer Inc.;

               WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement); and

               WHEREAS, the Company desires to further amend the Rights Agreement in accordance with Section 27 thereof.

               NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

               Section 1. Amendment to Definition of "Acquiring Person."
Section 1(a) of the Rights Agreement is amended by deleting the last sentence, beginning with the words "Notwithstanding the foregoing" and ending with the words "as the case may be." and inserting the following sentence in its place: "Notwithstanding the foregoing, neither Pfizer Inc. ("Pfizer") nor any of its Affiliates shall become an Acquiring Person as a result of the execution of the Agreement and Plan of Merger, dated as of February 6, 2000 by and among Pfizer, Seminole Acquisition Sub Corp., and the Company (as the same may be amended from time to time, the "Merger Agreement") or consummation of the transactions contemplated thereby pursuant to the terms of the Merger Agreement."

               Section 2. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

               Section 3. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

               Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

               Section 5. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.


                                   * * *


               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.



Attest:                                        WARNER-LAMBERT COMPANY

By: /s/  Gregory Johnson                       By: /s/ Lodewijk J.R. de Vink
    -------------------------------------          -------------------------
        Name:  Gregory L. Johnson                  Name:  Lodewijk J.R. de Vink
        Title: Senior Vice President and           Title: Chairman, President
               General Counsel                            and Chief Executive
                                                          Officer

Attest:                                        FIRST CHICAGO TRUST COMPANY OF
                                               NEW YORK, as Rights Agent

By:  /s/ John Piskadlo                         By: /s/ Charles D. Keryc
     -----------------------------------           --------------------
        Name:  John Piskadlo                       Name:  Charles D. Keryc
        Title: Assistant Vice President            Title: Vice President